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                                                                     EXHIBIT 4.7

TO: The Purchasers of Generex Biotechnology Corporation 6% Convertible Debentures, Warrants and Additional Investment Rights

Gentlemen:

         This letter will confirm my agreement to vote all shares of Generex Biotechnology Corporation, a Delaware corporation (the "Company") voting stock over which I have voting control in favor of any resolution presented to the shareholders of the Company to approve the issuance, in the aggregate, more than 19.999% of the number of shares of common stock of the Company outstanding on the date of closing of the pursuant to that certain Securities Purchase Agreement, dated November 10, 2004, among the Company and the purchasers signatory thereto (the "Purchase Agreement") and the other agreements entered into in connection therewith or as otherwise may be required by the applicable rules and regulations of the American Stock Exchange (or any successor entity). This agreement is given in consideration of, and as a condition to enter into such Securities Purchase Agreement and is not revocable by me.

                                      ________________________
                                      Name:
                                      Percentage Beneficial Ownership: